                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                                FEBRUARY 15, 2001
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)




                             AMKOR TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




              000-29472                                23-1722724
         COMMISSION FILE NUMBER          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)




                              1345 ENTERPRISE DRIVE
                             WEST CHESTER, PA 19380
                                 (610) 431-9600
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

ITEM 5.    OTHER EVENTS

          The consolidated financial statements of Amkor Technology, Inc. and our subsidiaries as of and for each of the three years ended December 31, 2000 are filed herein. We present the information in the following order:

Report of Independent Accountants .............................................2
Consolidated Statements of Income -- Years ended December 31, 2000, 1999 and
     1998 .....................................................................3
Consolidated Balance Sheets -- December 31, 2000 and 1999 .....................4
Consolidated Statements of Stockholders' Equity -- Years ended
     December 31, 2000, 1999 and 1998 .........................................5
Consolidated Statements of Cash Flows -- Years ended
     December 31, 2000, 1999 and 1998 .........................................6
Notes to Consolidated Financial Statements ....................................7
Reports of Independent Public Accountants ....................................24

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of
Amkor Technology, Inc.:

In our opinion, based on our audit and the report of another auditor, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Amkor Technology, Inc. and its subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Amkor Technology Philippines (P1/P2), Inc. and Amkor Technology Philippines (P3/P4), Inc. both wholly owned subsidiaries, collectively referred to herein as ATP, which combined financial statements reflect total assets and operating expenses (including cost of revenues) of 21% and 17%, respectively, of the related consolidated totals at December 31, 2000 and for the year then ended. The combined financial statements of ATP were audited by another auditor whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ATP, is based solely on the report of the other auditor. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditor provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

February 2, 2001

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      FOR THE YEAR ENDED
                                                                                         DECEMBER 31,
                                                                      ---------------------------------------------------
                                                                          2000               1999                1998
                                                                          ----               ----                ----
Net revenues                                                          $ 2,387,294         $ 1,909,972         $ 1,567,983
Cost of revenues -- including purchases from
     ASI                                                                1,782,158           1,560,816           1,307,150
                                                                      -----------         -----------         -----------
Gross profit                                                              605,136             349,156             260,833
                                                                      -----------         -----------         -----------
Operating expenses:
     Selling, general and administrative                                  192,623             144,538             118,392
     Research and development                                              26,057              11,436               8,251
     Amortization of goodwill and other acquired intangibles               63,080              17,105               1,454
                                                                      -----------         -----------         -----------
         Total operating expenses                                         281,760             173,079             128,097
                                                                      -----------         -----------         -----------
Operating income                                                          323,376             176,077             132,736
                                                                      -----------         -----------         -----------
Other (income) expense:
     Interest expense, net                                                119,840              45,364              18,005
     Foreign currency losses                                                4,812                 308               4,493
     Other expense, net                                                     1,295              25,117               9,503
                                                                      -----------         -----------         -----------
         Total other expense                                              125,947              70,789              32,001
                                                                      -----------         -----------         -----------
Income before income taxes, equity in loss of
     investees and minority interest                                      197,429             105,288             100,735
Provision for income taxes                                                 22,285              26,600              24,716
Equity in loss of investees                                               (20,991)             (1,969)                 --
Minority interest                                                              --                  --                 559
                                                                      -----------         -----------         -----------
Net income                                                            $   154,153         $    76,719         $    75,460
                                                                      ===========         ===========         ===========
Basic net income per common share                                     $      1.06         $      0.64         $      0.71
                                                                      ===========         ===========         ===========
Diluted net income per common share                                   $      1.02         $      0.63         $      0.70
                                                                      ===========         ===========         ===========
Shares used in computing net income per common share:
     Basic                                                                145,806             119,341             106,221
                                                                      ===========         ===========         ===========
     Diluted                                                              153,223             135,067             116,596
                                                                      ===========         ===========         ===========


Pro forma data (unaudited):
     Historical income before income taxes and minority interest                                              $   100,735
     Pro forma provision for income taxes                                                                          29,216
                                                                                                              -----------
     Pro forma income before minority interest                                                                     71,519
     Historical minority interest                                                                                     559
                                                                                                              -----------
     Pro forma net income                                                                                     $    70,960
                                                                                                              ===========
     Basic pro forma net income per common share                                                              $      0.67
                                                                                                              ===========
     Diluted pro forma net income per common share                                                            $      0.66
                                                                                                              ===========

        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                         DECEMBER 31,
                                                                                ----------------------------
                                                                                     2000             1999
                                                                                -----------      -----------
                                     ASSETS
Current assets:
     Cash and cash equivalents ............................................     $    93,517      $    98,045
     Short-term investments ...............................................              --          136,595
     Accounts receivable:
         Trade, net of allowance for doubtful accounts of $2,426 and $2,443         301,915          157,281
         Due from affiliates ..............................................           1,634            6,278
         Other ............................................................           6,465            6,469
     Inventories ..........................................................         108,613           91,465
     Other current assets .................................................          36,873           11,117
                                                                                -----------      -----------
              Total current assets ........................................         549,017          507,250
                                                                                -----------      -----------
Property, plant and equipment, net ........................................       1,478,510          859,768
                                                                                -----------      -----------
Investments ...............................................................         501,254           63,672
                                                                                -----------      -----------
Other assets:
     Due from affiliates ..................................................          25,013           27,858
     Goodwill and acquired intangibles, net ...............................         737,593          233,532
     Other ................................................................         101,897           63,009
                                                                                -----------      -----------
                                                                                    864,503          324,399
                                                                                -----------      -----------
              Total assets ................................................     $ 3,393,284      $ 1,755,089
                                                                                ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Bank overdraft .......................................................     $    25,731      $    16,209
     Short-term borrowings and current portion of long-term debt ..........          73,586            6,465
     Trade accounts payable ...............................................         133,047          122,147
     Due to affiliates ....................................................          32,534           37,913
     Accrued expenses .....................................................         129,301           88,577
     Accrued income taxes .................................................          52,232           41,587
                                                                                -----------      -----------
              Total current liabilities ...................................         446,431          312,898
Long-term debt ............................................................       1,585,536          687,456
Other noncurrent liabilitie ...............................................          46,483           16,994
                                                                                -----------      -----------
              Total liabilities ...........................................       2,078,450        1,017,348
                                                                                -----------      -----------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.001 par value, 10,000 shares authorized
         designated Series A, none issued .................................              --               --
     Common stock, $0.001 par value, 500,000 shares authorized,
         issued and outstanding of 152,118 in 2000 and 130,660 in 1999 ....             152              131
     Additional paid-in capital ...........................................         975,026          551,964
     Retained earnings ....................................................         343,886          189,733
     Receivable from stockholder ..........................................          (3,276)          (3,276)
     Accumulated other comprehensive loss .................................            (954)            (811)
                                                                                -----------      -----------
              Total stockholders' equity ..................................       1,314,834          737,741
                                                                                -----------      -----------
              Total liabilities and stockholders' equity ..................     $ 3,393,284      $ 1,755,089
                                                                                ===========      ===========

                 The accompanying notes are an integral part of
                               these statements.

                             AMKOR TECHNOLOGY, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                    ADDITIONAL
                                                                          COMMON STOCK               PAID-IN         RETAINED
                                                                    SHARES          AMOUNT           CAPITAL         EARNINGS
                                                                  ------------   --------------   ---------------  -----------
Balance at December 31, 1997................................        82,610         $   46           $ 20,871         $ 70,621
    Net income..............................................            --             --                 --           75,460
    Unrealized losses on investments........................            --             --                 --               --
    Currency translation adjustments,
        reclassification for loss included in net
        income..............................................            --             --                 --               --

    Comprehensive income....................................

    Distributions...........................................            --             --                 --          (33,100)
    Issuance of 35.25 million common shares in
        public offering, net................................        35,250             35            360,228               --
    Acquisition of AKI......................................            --             (1)                --           (3,243)
    Change in par value of stock in connection
        with a reorganization...............................            --             38                (38)              --
                                                                 ------------    -------------   ---------------   -----------
Balance at December 31, 1998................................       117,860            118            381,061          109,738
    Net income..............................................            --             --                 --           76,719
    Unrealized losses on investments,
        net of tax..........................................            --             --                 --               --
    Comprehensive income....................................
    Issuance of stock through employee
        stock purchase plan and stock options...............           664               --              3,875               --
    Receivable from stockholder.............................            --               --                 --            3,276
    Debt conversion.........................................        12,136               13            167,028               --
                                                                 ------------     --------------   --------------    ----------
Balance at December 31, 1999................................       130,660              131            551,964          189,733
    Net income..............................................            --               --                 --          154,153
    Unrealized losses on investments,
        net of tax..........................................            --               --                 --               --
    Comprehensive income....................................
    Issuance of 20.5 million common stock shares
        and 3.9 million common stock warrants...............        20,500               21            409,980               --
    Issuance of stock through employee
        stock purchase plan and stock options...............           710               --              9,622               --
    Debt conversion.........................................           248               --              3,460               --
                                                                 ------------     --------------   --------------    ----------
Balance at December 31, 2000................................       152,118           $  152        $   975,026       $  343,886
                                                                 ============     ==============   ==============    ==========

                                                                               ACCUMULATED
                                                               RECEIVABLE         OTHER
                                                                  FROM         COMPREHENSIVE                     COMPREHENSIVE
                                                               STOCKHOLDER     INCOME (LOSS)         TOTAL           INCOME
                                                              --------------   --------------   --------------   --------------
Balance at December 31, 1997................................     $    --        $    (663)        $   90,875
    Net income..............................................          --               --             75,460          $  75,460
    Unrealized losses on investments........................          --             (556)              (556)              (556)
    Currency translation adjustments,
        reclassification for loss included in net
        income..............................................          --              663                663                663
                                                                                                                 ---------------
    Comprehensive income....................................                                                          $  75,567
                                                                                                                 ===============
    Distributions...........................................          --               --            (33,100)
    Issuance of 35.25 million common shares in
        public offering, net................................          --               --            360,263
    Acquisition of AKI......................................          --               --             (3,244)
    Change in par value of stock in connection
        with a reorganization...............................          --               --                 --
                                                              --------------   --------------   --------------
Balance at December 31, 1998................................          --             (556)           490,361
    Net income..............................................          --               --             76,719          $  76,719
    Unrealized losses on investments,
        net of tax..........................................          --             (255)              (255)              (255)
                                                                                                                 ---------------
    Comprehensive income....................................                                                          $  76,464
                                                                                                                 ===============
    Issuance of stock through employee
        stock purchase plan and stock options..............           --               --              3,875
    Receivable from stockholder.............................      (3,276)              --                 --
    Debt conversion.........................................          --               --            167,041
                                                              --------------   --------------   --------------
Balance at December 31, 1999................................          (3,276)        (811)           737,741
    Net income..............................................              --           --            154,153         $  154,153
    Unrealized losses on investments,
        net of tax..........................................              --         (143)              (143)              (143)
                                                                                                                 ---------------
    Comprehensive income....................................                                                         $  154,010
                                                                                                                 ===============
    Issuance of 20.5 million common stock shares
        and 3.9 million common stock warrants...............              --           --            410,001
    Issuance of stock through employee
        stock purchase plan and stock options...............              --           --              9,622
    Debt conversion.........................................              --           --              3,460
                                                              --------------   --------------   --------------
Balance at December 31, 2000................................  $       (3,276)  $     (954)       $ 1,314,834
                                                              ==============-  ==============-  ==============


        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                     FOR THE YEAR ENDED
                                                                                                         DECEMBER 31,
                                                                                          ------------------------------------------
                                                                                              2000           1999           1998
                                                                                          -----------      ---------      ---------
Cash flows from operating activities:
   Net income .......................................................................     $   154,153      $  76,719      $  75,460
   Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization ..................................................         325,896        176,866        118,022
     Amortization of deferred debt issuance costs ...................................           7,013          3,466          1,217
     Debt conversion expense ........................................................             272         17,381             --
     Provision for accounts receivable ..............................................             (17)        (3,500)         1,719
     Provision for excess and obsolete inventory ....................................          10,000          6,573          7,200
     Deferred income taxes ..........................................................          (8,255)         9,418          1,250
     Equity in loss of investees ....................................................          20,991          4,591             --
     Loss on sale of fixed assets and investments ...................................           1,355          1,805          2,500
     Minority interest ..............................................................              --             --            559
   Changes in assets and liabilities excluding effects
     of acquisitions --
     Accounts receivable ............................................................         (72,914)       (44,526)         4,742
     Repurchase of accounts receivable and settlement of security agreement .........         (71,500)        (2,700)       (16,500)
     Other receivables ..............................................................           2,884           (555)        (1,021)
     Inventories ....................................................................         (23,871)       (12,063)        23,042
     Due to/from affiliates, net ....................................................           2,110         35,403        (11,117)
     Other current assets ...........................................................         (17,977)         1,601          6,709
     Other non-current assets .......................................................         (19,582)       (15,088)        (8,061)
     Accounts payable ...............................................................          12,953         27,474        (12,489)
     Accrued expenses ...............................................................          32,561         13,117         33,489
     Accrued income taxes ...........................................................          10,645          2,695         11,924
     Other long-term liabilities ....................................................           7,108         (5,380)          (685)
                                                                                          -----------      ---------      ---------
       Net cash provided by operating activities ....................................         373,825        293,297        237,960
                                                                                          -----------      ---------      ---------
Cash flows from investing activities:
   Purchases of property, plant and equipment .......................................        (480,074)      (242,390)      (107,889)
   Acquisition of K1, K2 and K3, net of cash acquired ...............................        (927,290)            --             --
   Investment in ASI ................................................................        (459,000)       (41,638)            --
   Acquisition of Integra Technologies, LLC .........................................         (17,602)            --             --
   Acquisition of K4 ................................................................              --       (575,000)            --
   Acquisition of AAPMC .............................................................              --         (2,109)            --
   Acquisition of minority interest in AAP ..........................................              --             --        (33,750)
   Acquisition of AKI ...............................................................              --             --         (3,244)
   Sale of property, plant and equipment ............................................           2,823             --            121
   Proceeds from the sale (purchase) of investments .................................         136,879       (135,595)       (18,550)
                                                                                          -----------      ---------      ---------
       Net cash used in investing activities ........................................      (1,744,264)      (996,732)      (163,312)
                                                                                          -----------      ---------      ---------
Cash flows from financing activities:
   Net change in bank overdrafts and short-term borrowings ..........................           5,975        (24,264)      (173,565)
   Net proceeds from issuance of long-term debt .....................................       1,027,479        603,569        203,170
   Payments of long-term debt .......................................................         (87,166)        (9,287)      (158,833)
   Net proceeds from the issuance of 20.5 million common shares in a private
     equity offering ................................................................         410,001
   Net proceeds from issuance of 35.25 million common shares
     in public offering .............................................................              --             --        360,263
   Proceeds from issuance of stock through employee stock
     purchase plan and stock options ................................................           9,622          3,875             --
   Proceeds from issuance of Anam USA, Inc. debt ....................................              --             --        522,116
   Payments of Anam USA, Inc. debt ..................................................              --             --       (658,029)
   Distributions to stockholders ....................................................              --             --        (33,100)
                                                                                          -----------      ---------      ---------
       Net cash provided by financing activities ....................................       1,365,911        573,893         62,022
                                                                                          -----------      ---------      ---------
Net increase (decrease) in cash and cash equivalents ................................          (4,528)      (129,542)       136,670
Cash and cash equivalents, beginning of period ......................................          98,045        227,587         90,917
                                                                                          -----------      ---------      ---------
Cash and cash equivalents, end of period ............................................     $    93,517      $  98,045      $ 227,587
                                                                                          ===========      =========      =========
Supplemental disclosures of cash flow information:
   Cash paid during the period for:
     Interest .......................................................................     $   111,429      $  45,500      $  27,730
     Income taxes ...................................................................     $    18,092      $  13,734      $  12,908

        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND DOLLAR PER SHARE DATA)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

         The consolidated financial statements include the accounts of Amkor Technology, Inc. and its subsidiaries. All of the company's subsidiaries are wholly-owned except for a small number of shares of each of the Philippine subsidiaries which are required to be owned by directors of these companies pursuant to Philippine law. The consolidated financial statements reflect the elimination of all significant intercompany accounts and transactions. The investments in and the operating results of 20% to 50% owned companies are included in the consolidated financial statements using the equity method of accounting.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain previously reported amounts have been reclassified to conform with the current presentation principally the presentation of the amortization of goodwill and other acquired intangibles.

Foreign Currency Translation

         Substantially all of the foreign subsidiaries and investee companies use the U.S. dollar as their functional currency. Accordingly, monetary assets and liabilities which were originally denominated in a foreign currency are translated into U.S. dollars at month-end exchange rates. Non-monetary items which were originally denominated in foreign currencies are translated at historical rates. Gains and losses from such translation and from transactions denominated in foreign currencies are included in other (income) expense.

Concentrations of Credit Risk

         Financial instruments, for which we are subject to credit risk, consist principally of accounts receivable, cash and cash equivalents and short-term investments. With respect to accounts receivable, we mitigate our credit risk by selling primarily to well established companies, performing ongoing credit evaluations and making frequent contact with customers. We have mitigated our credit risk with respect to cash and cash equivalents, as well as short-term investments, through diversification of our holdings into various money market accounts, U.S. treasury bonds, federal mortgage backed securities, high grade municipal bonds, commercial paper and preferred stocks.

Risks and Uncertainties

       Our future results of operations involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical results include, but are not limited to, dependence on the highly cyclical nature of the semiconductor industry, uncertainty as to the demand from our customers over both the long- and short-term, competitive pricing and declines in average selling prices we experience, our dependence on our relationship with Anam Semiconductor, Inc.
(ASI) for all of our wafer fabrication output, our reliance on a relatively small group of principal customers, the timing and volume of orders relative to our production capacity, the absence of significant backlog in our business, availability of manufacturing capacity and fluctuations in manufacturing yields, the availability of financing, our high leverage and the restrictive covenants contained in the agreements governing our indebtedness, our competition, our dependence on international operations and sales, our dependence on raw material and equipment suppliers, exchange rate fluctuations, our dependence on key personnel, our difficulties managing our growth, the enforcement of intellectual property rights by or against us, our need to comply with existing and future environmental regulations and the results of ASI as it impacts our financial results.

Cash and Cash Equivalents

         We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

         Inventories are stated at the lower of cost or market. Cost is determined principally by using a moving average method.

Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of depreciable assets. Accelerated methods are used for tax purposes. Depreciable lives follow:

         Buildings and improvements.................................................        10 to 30 years
         Machinery and equipment....................................................          3 to 5 years
         Furniture, fixtures and other equipment....................................         3 to 10 years

         Cost and accumulated depreciation for property retired or disposed of are removed from the accounts and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense was $262.0 million, $158.9 million and $116.4 million for 2000, 1999 and 1998, respectively.

Goodwill and acquired intangibles

         Goodwill is recorded when there is an excess of the cost of an acquisition over the fair market value of the net tangible and identifiable intangible assets acquired. Acquired intangibles includes patents and workforce-in-place. Goodwill and acquired intangibles are amortized on a straight-line basis over a period of ten years. The unamortized balances recorded for goodwill and acquired intangibles are evaluated periodically for potential impairment based on the future estimated cash flows of the acquired businesses.

Other Noncurrent Assets

         Other noncurrent assets consist principally of deferred debt issuance costs, security deposits, the cash surrender value of life insurance policies, deferred income taxes and tax credits.


Other Noncurrent Liabilities

         Other noncurrent liabilities consist primarily of pension obligations and noncurrent income taxes payable.

Income Taxes and Pro Forma Income Statement Data

         Amkor Electronics, Inc. (AEI), which was merged into our company just prior to the initial public offering of our company in May 1998, elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code of 1986 and comparable state tax provisions. As a result, AEI did not recognize U.S. federal corporate income taxes. Instead, the stockholders of AEI were taxed on their proportionate share of AEI's taxable income. Accordingly, no provision for U.S. federal income taxes was recorded for AEI. The accompanying consolidated statements of income include an unaudited pro forma adjustment to reflect income taxes which would have been recorded if AEI had not been an S Corporation, based on the tax laws in effect during the respective periods. Just prior to the initial public offering, AEI terminated its S Corporation status at which point the profits of AEI became subject to federal and state income taxes at the corporate level. The receivable from stockholder included in stockholders' equity represents the balance due from Mr. & Mrs. Kim and the Kim Family Trusts related to the finalization of AEI's tax returns.

Revenue Recognition and Risk of Loss

         Our company does not take ownership of customer-supplied semiconductor wafers. Title and risk of loss remains with the customer for these materials at all times. Accordingly, the cost of the customer-supplied materials is not included in the consolidated financial statements. Revenues from packaging semiconductors and performing test services are recognized upon shipment or completion of the services. We record wafer fabrication services revenues upon shipment of completed wafers. Such policies are consistent with provisions in the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

Research and Development Costs

         Research and development costs are charged to expense as incurred.

Recently Issued Accounting Standards

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. We will adopt this statement during the first quarter of 2001 and we believe that the impact of adoption on the financial statements will not be material.


2.  RELATIONSHIP WITH ANAM SEMICONDUCTOR INC.

         On May 1, 2000 we completed our purchase of ASI's three remaining packaging and test factories, known as K1, K2 and K3, for a purchase price of $950.0 million. In addition we made a commitment to a $459.0 million equity investment in ASI. Pursuant to the commitment we made an equity investment in ASI of $309.0 million on May 1, 2000. We fulfilled the remaining equity investment commitment of $150.0 million in three installments of which $30.0 million was invested on June 30, 2000, $60.0 million was invested on August 30, 2000 and October 27, 2000. We financed the acquisition and investment with the proceeds of a $258.8 million convertible subordinated notes offering, a $410.0 million private equity financing, $750.0 million of new secured bank debt and approximately $103 million from cash on hand. As of December 31, 2000, we had invested a total of $500.6 million in ASI including an equity investment of $41.6 million made on October 1999. We owned as of December 31, 2000 42% of the outstanding voting stock of ASI.
We will continue to report ASI's results in our financial statements through the equity method of accounting.

         The amount by which the cost of our investment exceeds our share of the underlying assets of ASI as of the date of our investment is being amortized on a straight-line basis over a five-year period. The amortization is included in our consolidated statement of income within equity in income of investees. As of December 31, 2000, the unamortized excess of the cost of our equity investment in ASI above our share of the underlying net assets is $154.1 million.

     The acquisition of K1, K2 and K3 was accounted for as a purchase. Accordingly, the results of K1, K2 and K3 have been included in the accompanying consolidated financial statements since the date of acquisition. Goodwill and acquired intangibles as of the acquisition date were $555.8 million and are being amortized on a straight-line basis over a 10 year period. Acquired intangibles include the value of acquired patent rights and of a workforce-in-place. The fair value of the assets acquired and liabilities assumed was approximately $394 million for fixed assets, $9 million for inventory and other assets, and $9 million for assumed liabilities.

     On May 17, 1999, we purchased ASI's packaging and test business known as K4. The purchase price for K4 was $575.0 million in cash plus the assumption of approximately $7.0 million of employee benefit liabilities. The acquisition was accounted for as a purchase. Accordingly, the results of K4 have been included in the accompanying consolidated financial statements since the date of acquisition. Goodwill and acquired intangibles as of the acquisition date were $222.9 million and are being amortized on a straight-line basis over a 10 year period. The fair value of the assets acquired and liabilities assumed was approximately $359 million for fixed assets and $7 million for assumed liabilities.


     On July 1, 1999, we acquired the stock of Anam/Amkor Precision Machine Company (AAPMC) for $3.8 million, which was paid to ASI during June 1999. AAPMC supplies machine tooling used by us at our Philippine operations. As an interim step to this acquisition, during April 1999, we assumed and repaid $5.7 million of AAPMC's debt. The acquisition was financed through available working capital and was accounted for as a purchase. Accordingly, the results of AAPMC have been included in the accompanying consolidated financial statements since the date of acquisition and goodwill of approximately $2.0 million was recorded as of the date of acquisition and is being amortized on a straight-line basis over a ten year period. The historical operating results of AAPMC are not material in relation to our operating results.

     On June 1, 1998, we purchased ASI's 40% interest in Amkor/Anam Pilipinas, Inc. (AAP) for $33.8 million. The acquisition was accounted for using the purchase method of accounting which resulted in the elimination of the minority interest liability reflected on the consolidated balance sheet and the recording of approximately $23.9 million of goodwill which is being amortized over 10 years.

Pro Forma Financial Information for Amkor (unaudited)

     The unaudited pro forma information below assumes that the May 2000 acquisition of K1, K2 and K3 occurred at the beginning of 2000 and 1999 and the May 1999 acquisition of K4 had occurred at the beginning of 1999. The pro forma adjustments include a provision for amortization of goodwill and other identified intangibles, an adjustment of depreciation expense based on the fair market value of the acquired assets, interest expense on debt issued to finance the acquisitions and income taxes related to the pro forma adjustments. The pro forma results are not necessarily indicative of the results we would actually have achieved if the acquisition had been completed as of the beginning of each of the periods presented, nor are they necessarily indicative of future consolidated results.

                                                                                                   FOR THE YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                       -------------------------------------
                                                                                             2000                 1999
                                                                                       -----------------     ---------------
                                                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net revenues........................................................................      $   2,397,515     $   1,941,109
Gross profit........................................................................            675,172           574,265
Operating income....................................................................            366,686           311,777
Income before income taxes and equity in income
   (loss) of investees..............................................................            215,904           147,140
Net income..........................................................................            172,518           126,042
Earnings per share:
   Basic net income per common share................................................               1.14              0.90
   Diluted net income per common share..............................................               1.10              0.89

Depreciation expense ...............................................................            285,256           238,741
Amortization of goodwill and acquired intangibles ..................................             81,607            83,436

     The pro forma adjustments exclude the effects of our investments in ASI. Had we included pro forma adjustments for the year ended December 31, 2000 and 1999 related to our investments in ASI, pro forma net income would have been $160.8 million and $64.9 million, respectively, and pro forma earnings per share on a diluted basis would have been $1.02 and $0.46, respectively.

Financial Information for ASI

     The following summary of consolidated financial information was derived from the consolidated financial statements of ASI, reflecting ASI's packaging and test operations as discontinued operations within their results of operations. ASI's net income for the year ended December 31, 2000 includes a $434.2 million gain on sale of K1, K2 and K3, which was eliminated for purposes of calculating our equity in income of ASI.

                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------------------
                                                                           2000             1999              1998
                                                                       -------------    -------------     -------------
                                                                                        (IN THOUSANDS)
SUMMARY INCOME STATEMENT INFORMATION FOR ASI
Net revenues                                                           $     344,792    $     285,925     $     221,098
Gross profit                                                                  38,307           46,293            (9,380)
Loss from continuing operations                                              (19,703)        (169,759)         (957,165)
Net income                                                                   450,641          109,865          (847,533)

                                                                                        DECEMBER 31,      DECEMBER 31,
                                                                                            2000              1999
                                                                                        -------------     -------------
SUMMARY BALANCE SHEET INFORMATION FOR ASI                                                        (IN THOUSANDS)
Cash, including current portion of restricted cash and bank deposits.................   $     215,008     $     202,969
Property, plant and equipment, net...................................................         816,779         1,037,935
Current assets ......................................................................         303,486           311,866
Noncurrent assets (including property, plant and equipment)..........................         966,387         1,175,603
Current liabilities..................................................................         165,665           301,785
Total debt...........................................................................         294,004         1,447,975
Noncurrent liabilities (including debt)..............................................         342,882         1,483,434
Total stockholders' equity (deficit).................................................         761,326          (297,750)

         ASI's business had been severely affected by the economic crisis in Korea. ASI has traditionally operated with a significant amount of debt relative to its equity and has contractually guaranteed the debt obligations of certain affiliates and subsidiaries. ASI was part of the Korean financial restructuring program known as "Workout" beginning in October 1998. The Workout program was the result of an accord among Korean financial institutions to assist in the restructuring of Korean business enterprises. The process involved negotiation between the related banks and ASI, and did not involve the judicial system. The Workout process restructured the terms of ASI's bank debt, however, it did not impact debts outstanding with trade creditors, including indebtedness with our company. ASI's operations continued uninterrupted during the process. ASI was released from workout with its Korean creditor banks on July 18, 2000.

     We have a long-standing relationship with ASI. ASI was founded in 1956 by Mr. H. S. Kim, the father of Mr. James Kim, our Chairman and Chief Executive Officer. Through our supply agreements with ASI, we historically have had a first right to substantially all of the packaging and test services capacity of ASI and the exclusive right to all of the wafer output of ASI's wafer fabrication facility. Beginning in May 2000 with our acquisition of K1, K2 and K3, we no longer receive packaging and test services from ASI. We continue to have certain contractual relationships with ASI, primarily our wafer fabrication services supply agreement. Under this supply agreement, we have the exclusive right to all of the wafer output of ASI's wafer fabrication facility, and we expect to continue to purchase all of ASI's wafer fabrication services. Historically, we have had other relationships with ASI affiliated companies for financial services, construction services, materials and equipment. Total purchases from ASI and its affiliates included in cost of revenue for the years ended December 31, 2000, 1999 and 1998 were $499.8 million, $714.5 million and $573.8 million. Additionally, other services performed by ASI and its affiliates included in interest expense for the years ended December 31, 2000, 1999 and 1998 were $1.6 million, $1.4 million and $2.2 million. Construction services and equipment purchases received from ASI and its affiliates capitalized during the years ended December 31, 2000, 1999 and 1998 were $38.8 million, $18.4 million and $11.1 million.


3.   ACCOUNTS RECEIVABLE SALE AGREEMENT

         Effective July 1997 we entered into an agreement to sell receivables with certain banks. The transaction qualified as a sale under the provisions of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under the agreement, the participating banks committed to purchase, with limited recourse, all right, title and interest in selected accounts receivable, up to a maximum of $100.0 million. Losses on receivables sold under the agreement were approximately $1.1 million, $4.3 million and $4.7 million in 2000, 1999 and 1998, respectively, and are included in other expense, net. In March 2000, we terminated the agreement and repurchased approximately $71.5 million of accounts receivable.


4.   INVENTORIES

         Inventories consist of raw materials and purchased components that are used in the semiconductor packaging process. Inventories are located at our facilities in the Philippines and Korea. Components of inventories follow:

                                                                                                 DECEMBER 31,
                                                                                            2000              1999
                                                                                        -------------     -------------
                                                                                                 (IN THOUSANDS)
Raw materials and purchased components...............................................   $      99,570     $      81,379
Work-in-process......................................................................           9,043            10,086
                                                                                        -------------     -------------
                                                                                        $     108,613     $      91,465
                                                                                        =============     =============

5.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                                                 DECEMBER 31,
                                                                                            2000              1999
                                                                                        -------------     -------------
                                                                                                  (IN THOUSANDS)
Land ...............................................................................       $   80,048      $     38,349
Buildings and improvements...........................................................         445,785           303,077
Machinery and equipment..............................................................       1,506,774           883,057
Furniture, fixtures and other equipment..............................................          79,691            52,866
Construction in progress.............................................................          70,753            47,393
                                                                                        -------------     -------------
                                                                                            2,183,051         1,324,742
Less -- Accumulated depreciation and amortization....................................        (704,541)         (464,974)
                                                                                        --------------    -------------
                                                                                          $ 1,478,510      $    859,768
                                                                                        ==============    =============

6.   INVESTMENTS

     Investments include equity investments in affiliated companies and noncurrent marketable securities as follows:

                                                                                                DECEMBER 31,
                                                                                            2000              1999
                                                                                        -------------     -------------
                                                                                               (IN THOUSANDS)
Equity investments under the equity method:
   ASI (ownership of 42% and 18%, respectively)......................................   $     478,943     $      39,927
   Other equity investments (20% - 50% owned)
     Taiwan Semiconductor Technology Corporation.....................................          17,488            18,456
     Other...........................................................................             664               860
                                                                                        -------------     -------------
       Total equity investments......................................................         497,095            59,243
Marketable securities classified as available for sale...............................           4,159             4,429
                                                                                        -------------     -------------
                                                                                        $     501,254     $      63,672
                                                                                        =============     =============

         On October 21, 1998, we entered into a joint venture, Taiwan Semiconductor Technology Corporation ("TSTC"), with Taiwan Semiconductor Manufacturing Corporation, Acer Inc., United Test Center and Chinfon Semiconductor & Technology Company. TSTC, which commenced operations in 1999, provides packaging services primarily for the Taiwan market and Taiwan foundry output. We committed to invest an estimated total of $40.0 million in TSTC. As of December 31, 2000, we own a 25% interest in TSTC and the total investment we made was $20.0 million of which $10.0 million interest was acquired from ASI. Our investment in TSTC is accounted for using the equity method of accounting.


7.  DEBT

       Following is a summary of short-term borrowings and long-term debt:

                                                                                                   DECEMBER 31,
                                                                                            2000              1999
                                                                                        -------------     -------------
                                                                                                  (IN THOUSANDS)
Short-term borrowings................................................................   $         --      $       3,386
$900.0 million secured bank facility:
   Term A loan, LIBOR plus 2.75% due March 2005......................................         297,500               --
   Term B loan, LIBOR plus 3% due September 2005.....................................         347,375               --
   $200.0 million revolving line of credit, LIBOR plus 2.75% due March 2005..........          80,000               --
Senior notes, 9.25%, due May 2006....................................................         425,000           425,000
Senior subordinated notes, 10.5%, due May 2009.......................................         200,000           200,000
Convertible subordinated notes, 5.75%, due May 2003..................................          50,191            53,435
Convertible subordinated notes, 5%, due March 2007...................................         258,750               --
Note payable, interest at bank's prime,
   due in installments with balance due April 2004...................................             --             11,472
Other, primarily capital lease obligations and other debt............................             306               628
                                                                                        -------------     -------------
                                                                                            1,659,122           693,921
Less -- Short-term borrowings and current portion of long-term debt..................         (73,586)           (6,465)
                                                                                        --------------    -------------
                                                                                        $   1,585,536     $     687,456
                                                                                        =============     =============

     In March 2000, we issued $258.8 million of convertible subordinated notes due March 2007. The notes accrue interest at a rate of 5% per annum and are convertible into Amkor common stock at any time at a conversion price of $57.34 per share. The 5.75% convertible subordinated notes due May 2003 are convertible into Amkor common stock at any time at a conversion price of $13.50 per share.

     In May 2000, we incurred $750.0 million of secured bank debt related to our acquisition of K1, K2 and K3 and investment in ASI. The secured bank debt consists of a $900.0 million secured bank facility that includes a $200.0 million revolving credit line and two term loans with interest rates that vary with LIBOR. The secured bank debt provides for amortization of the drawn amount over a five to a five and one-half year period and quarterly principal and interest payments. Under the terms of the secured bank facility, we are required to make mandatory prepayments out of a portion of any excess cash flow, as defined in the agreement, as well as out of net proceeds of certain asset sales and the net proceeds of certain issuances of debt or equity securities, subject to certain exceptions. The bank facility is secured by our domestic assets, certain intercompany loans and our equity investment in ASI. The bank facility includes financial covenants, as well as covenants restricting our ability to incur debt, pay dividends, make certain investments and payments and encumber or dispose of assets. Such covenants have been amended in 2000 and January 2001 to provide for greater flexibility in making investments in acquisitions, joint ventures and capital expenditures. The senior notes and senior subordinated notes also contain restrictive covenants.

     In connection with our issuance of the convertible notes due March 2007 and our secured bank facility during the year ended December 31, 2000, we incurred debt issuance costs of $9.3 million and $20.2 million. The debt issuance costs have been deferred and amortized over the life of the associated debt and are included, net of amortization, in other noncurrent assets in the consolidated balance sheet.

     During the fourth quarter of 1999 and continuing into 2000, we completed an early conversion of the 5.75% convertible subordinated notes due May 2003. During the year ended December 31, 2000, we exchanged approximately 248,000 shares of our common stock for $3.2 million of the convertible subordinated notes. During the year ended December 31, 1999, we exchanged 12.1 million shares of common stock for $153.6 million of convertible subordinated notes. The fair value of the shares of common stock issued in excess of the shares required for conversion of the notes was $0.3 million and $17.4 million for the year ended December 31, 2000 and 1999, respectively, and such amounts were expensed and are included in other expense in the accompanying consolidated statements of income.

         At December 31, 1999, short-term borrowings consisted of various operating lines of credit and working capital facilities which were repaid in their entirety and no short-term facilities were outstanding as of December 31, 2000. For 1999, the weighted average interest rate on these borrowings was 11.7%.

         Interest expense related to short-term borrowings and long-term debt is presented net of interest income of $14.2 million, $19.9 million and $9.1 million in 2000, 1999 and 1998, respectively, in the accompanying consolidated statements of income. The principal payments required under long-term debt borrowings at December 31, 2000 are as follows: 2001 - $73.6 million, 2002 - $73.6 million, 2003 - $123.7 million, 2004 - $238.1 million, 2005 - $266.4 million and thereafter - $883.8 million.


8.   STOCKHOLDERS' EQUITY

     In connection with a $410.0 million private equity offering in May 2000, we issued 20.5 million shares of our common stock and granted warrants that expire four years from issuance to purchase 3.9 million additional shares of our common stock at $27.50 per share. The estimated fair value of the stock warrants of $35.0 million is included in additional paid-in capital on our consolidated balance sheet.


9.  EMPLOYEE BENEFIT PLANS

U.S. Defined Contribution Plan

         Our company has a defined contribution benefit plan covering substantially all U.S. employees. Employees can contribute up to 13% of salary to the plan and the company matches 75% of the employee's contributions up to a defined maximum on an annual basis. The expense for this plan was $1.8 million, $1.8 million and $1.4 million in 2000, 1999 and 1998, respectively.

Philippine Pension Plan

         Our Philippine subsidiaries sponsor a defined benefit plan that covers substantially all employees who are not covered by statutory plans. Charges to expense are based upon costs computed by independent actuaries.

         The components of net periodic pension cost for the our Philippine defined benefit plan are as follows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------------
                                                                                  2000           1999           1998
                                                                                  ----           ----           ----
                                                                                           (in thousands)
Service cost of current period.............................................   $    1,862    $    2,153     $      1,618
Interest cost on projected benefit obligation..............................        1,468         1,563            1,209
Expected return on plan assets.............................................       (1,092)       (1,083)            (879)
Amortization of transition obligation and actuarial
   gains/losses............................................................           66           137               79
                                                                              ----------    ----------     ------------
         Total pension expense.............................................   $    2,304    $    2,770     $      2,027
                                                                              ==========    ==========     ============

         It is our policy to make contributions sufficient to meet the minimum contributions required by law and regulation. The following table sets forth the funded status of our Philippine defined benefit pension plan and the related changes in the projected benefit obligation and plan assets:

                                                                                                  2000             1999
                                                                                                  ----             ----
                                                                                                  (in thousands)
Change in projected benefit obligation:
   Projected benefit obligation at beginning of year....................................    $      15,384    $    13,567
   Service cost.........................................................................            1,862          2,153
   Interest cost........................................................................            1,468          1,563
   Actuarial loss (gain)................................................................            1,598           (356)
   Foreign exchange gain................................................................           (2,982)          (388)
   Benefits paid........................................................................             (745)        (1,155)
                                                                                            --------------   -----------
   Projected benefit obligation at end of year..........................................           16,585         15,384
                                                                                            -------------    -----------
Change in plan assets:
   Fair value of plan assets at beginning of year.......................................           10,669          8,204
   Actual return on plan assets.........................................................            2,187          2,107
   Employer contribution................................................................            1,542          1,748
   Foreign exchange gain................................................................           (2,068)          (235)
   Benefits paid........................................................................             (745)        (1,155)
                                                                                            --------------   -----------
   Fair value of plan assets at end of year.............................................           11,585         10,669
                                                                                            -------------    -----------
Funded status:
   Projected benefit obligation in excess of plan assets................................            5,000          4,715
   Unrecognized actuarial loss..........................................................           (1,369)        (1,011)
   Unrecognized transition obligation...................................................             (601)          (826)
                                                                                            --------------   -----------
   Accrued pension costs................................................................    $       3,030    $     2,878
                                                                                            =============    ===========

         The discount rate used in determining the projected benefit obligation was 12% as of December 31, 2000, 1999 and 1998. The rates of increase in future compensation levels was and 11% as of December 31, 2000, 1999 and 1998. The expected long-term rate of return on plan assets was 12% as of December 31, 2000, 1999 and 1998. These rates reflect economic and market conditions in the Philippines. The fair value of plan assets include an investment in our common stock of approximately $1.6 million at December 31, 2000.

Korean Severance Plan

         Our Korean subsidiary participates in an accrued severance plan that covers employees and directors with one year or more of service. Eligible plan participants are entitled to receive a lump-sum payment upon termination of their employment, based on their length of service and rate of pay at the time of termination. Accrued severance benefits are estimated assuming all eligible employees were to terminate their employment at the balance sheet date. The contributions to national pension fund made under the National Pension Plan of the Republic of Korea are deducted from accrued severance benefit liabilities. Contributed amounts are refunded from the National

Pension Plan to employees on their retirement. Accrued severance benefits are as follows:

                                                                                                           DECEMBER 31,
                                                                                                                2000
                                                                                                         ---------------
                                                                                                          (IN THOUSANDS)
Balance at December 31, 1999.........................................................................     $       1,794
Increase resulting from the acquisition of K1, K2 and K3.............................................            23,195
Provision of severance benefits......................................................................            12,276
Severance payments...................................................................................            (1,894)
Gain on foreign currency translation ................................................................            (3,925)
                                                                                                          -------------
                                                                                                                 31,446
Payments remaining with the Korean National Pension Fund.............................................            (1,941)
                                                                                                          -------------
Balance at December 31, 2000.........................................................................     $      29,505
                                                                                                          =============


10.  INCOME TAXES

         The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and the tax bases of assets and liabilities. The components of the provision for income taxes follow:

                                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------------
                                                                                   2000            1999          1998
                                                                                   ----            ----          ----
                                                                                              (in thousands)
Current:
   Federal.....................................................................   $    2,149     $    9,928    $  18,316
   State ......................................................................         (159)         1,746        4,426
   Foreign.....................................................................       28,550          5,508          724
                                                                                   ---------     ----------    ---------
                                                                                      30,540         17,182       23,466
                                                                                    --------     ----------    ---------
Deferred:
   Federal.....................................................................       (6,869)           532          282
   Foreign.....................................................................       (1,386)         8,886          968
                                                                                  ----------     ----------    ---------
                                                                                      (8,255)         9,418        1,250
                                                                                  ----------     ----------    ---------
         Total provision.......................................................   $   22,285     $   26,600    $  24,716
                                                                                  ==========     ==========    =========

         The reconciliation between the taxes payable based upon the U.S. federal statutory income tax rate and the recorded provision follows:

                                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------------
                                                                                   2000            1999          1998
                                                                                   ----            ----          ----
                                                                                              (in thousands)
Federal statutory rate.........................................................   $   69,101     $   36,162    $  35,257
Deferred taxes established at termination of S Corp. status of AEI.............          --             --        (1,954)
Income of foreign subsidiaries subject to tax holiday..........................      (43,367)       (14,860)      (9,129)
Foreign exchange (losses) gains recognized for income taxes....................         (382)         8,023       12,602
Change in valuation allowance..................................................        5,898        (11,084)      (8,079)
Difference in rates on foreign subsidiaries....................................       (8,142)          (630)      (3,377)
State taxes, net of federal benefit............................................         (661)         2,028        2,877
Goodwill and other permanent differences.......................................         (162)         6,961        1,019
S Corp. status of AEI through April 28, 1998...................................          --             --        (4,500)
                                                                                  ----------     ----------    ---------
         Total.................................................................   $   22,285     $   26,600    $  24,716
                                                                                  ==========     ==========    =========

         The following is a summary of the significant components of the deferred tax assets and liabilities:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      2000        1999         1998
                                                    --------     -------     --------
                                                              (in thousands)
Deferred tax assets (liabilities):
   Retirement benefits .........................    $    378     $   463     $  1,038
   Other accrued liabilities ...................       1,934       2,579        4,571
   Receivables .................................         517         523        1,717
   Inventories .................................       5,762       3,892        2,583
   Property, plant and equipment ...............      (3,607)     (2,539)      (2,139)
   Unrealized foreign exchange losses ..........       8,535         480       15,805
   Unrealized foreign exchange gains ...........      (2,013)     (2,175)      (3,530)
   Loss on sale of investment in ASI ...........         861       1,620        1,620
   Net operating loss carryforward and carryback       6,457          --        3,646
   Minimum corporate income tax ................          --          --        1,182
   Equity in earnings of investees .............         943       1,148           --
   Capital loss carryforward ...................         568          --           --
     Other .....................................          --         191          191
                                                    --------     -------     --------
     Net deferred tax asset ....................      20,335       6,182       26,684
   Valuation allowance .........................      (8,735)     (2,837)     (13,921)
                                                    --------     -------     --------
   Net deferred tax asset ......................    $ 11,600     $ 3,345     $ 12,763
                                                    ========     =======     ========

         As a result of our 2000 acquisition of K1, K2 and K3, we received the benefit of a 100% tax holiday that applies for seven years from the acquisition and then a 50% tax holiday for three additional years. During 2000 one of our Philippine subsidiaries received a partial tax holiday. The 2000 granted tax holidays are in addition to the previously granted holidays in Korea and the Philippines. The foreign exchange (losses) gains recognized for income taxes relate to unrecognized net foreign exchange (losses) gains on U.S. dollar denominated monetary assets and liabilities. During 2000 our Philippine subsidiary realized net foreign exchange gains and losses for book purposes which are deferred for tax. Our ability to utilize these assets depends on the timing of the settlement of the related assets or liabilities and the amount of taxable income recognized within the Philippine statutory carryforward limit of three years. During 2000, our Philippine subsidiary established a valuation allowance for a portion of the related deferred tax assets. During 2000 the company recognized certain reductions in its current liability through additional tax credits including a U.S. research and development credit and recognized certain reductions from prior year tax accruals.

         Our company has U.S. net operating losses for tax purposes totaling $16.1 million and $1.8 million for 2000 and 1999, available for carryback up to 2 years and carryforward up to 20 years, expiring in 2019 and 2020. Non-U.S. income before taxes and minority interest was approximately $201 million, $74.0 million and $54.0 million in 2000, 1999 and 1998, respectively. At December 31, 2000, undistributed earnings of non-U.S. subsidiaries totaled approximately $313.5 million. Deferred tax liabilities have not been recognized for these undistributed earnings because it is our intention to reinvest such undistributed earning outside the U.S. An estimated $72.4 million in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends.

         At December 31, 2000 and 1999 current deferred tax assets of $13.5 million and $5.8 million, respectively, are included in other current assets and noncurrent deferred tax assets of $2.3 million and $2.3 million, respectively, are included in other assets in the consolidated balance sheet. The net deferred tax assets include amounts, which, in our opinion, are more likely than not to be realizable through future taxable income. In addition, at December 31, 2000 and 1999, noncurrent deferred tax liabilities of $4.2 million and $4.8 million, respectively, are included in other noncurrent liabilities in the consolidated balance sheet.

         Our tax returns have been examined through 1994 in the Philippines and through 1996 in the U.S. The tax returns for open years are subject to changes upon final examination. Changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws or regulations could result in increased effective tax rates in the future.

11.  EARNINGS PER SHARE

     Statement of Financial Accounting Standards ("SFAS") of No. 128, "Earnings Per Share," requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic EPS is computed using only the weighted average number of common shares outstanding for the period while diluted EPS is computed assuming conversion of all dilutive securities, such as options. The 5% convertible subordinated notes due 2007 and the warrants issued May 2000 are antidilutive for the periods presented and therefore are not included in the EPS calculation. The basic and diluted per share amounts for the years presented, including unaudited pro forma earnings per share for December 31, 1998, are calculated as follows:

                                                                                               WEIGHTED
                                                                               EARNINGS     AVERAGE SHARES      PER SHARE
                                                                              (NUMERATOR)    (DENOMINATOR)       AMOUNT
                                                                              -----------    -------------       --------
                                                                                             (in thousands)
Earnings per Share -- Year Ended December 31, 2000
   Basic earnings per share.................................................    $ 154,153           145,806     $    1.06
   Impact of convertible notes..............................................        2,414             3,744
   Dilutive effect of options...............................................          --              3,673
                                                                                ---------    --------------     ---------
   Diluted earnings per share...............................................    $ 156,567           153,223     $    1.02
                                                                                =========    ==============     =========
Earnings per Share -- Year Ended December 31, 1999
   Basic earnings per share.................................................    $  76,719           119,341     $    0.64
   Impact of convertible notes..............................................        8,249            14,228
   Dilutive effect of options...............................................          --              1,498
                                                                                ---------    --------------     ---------
   Diluted earnings per share...............................................    $  84,968           135,067     $    0.63
                                                                                =========    ==============     =========
Pro forma Earnings per Share -- Year Ended December 31, 1998
   (unaudited)
   Basic pro forma earnings per share.......................................    $  70,960           106,221     $    0.67
   Impact of convertible notes..............................................        5,672            10,334
   Dilutive effect of options...............................................          --                 41
                                                                                ---------    --------------     ---------
   Diluted pro forma earnings per share.....................................    $  76,632           116,596     $    0.66
                                                                                =========    ==============     =========
Earnings per Share -- Year Ended December 31, 1998
   Basic earnings per share.................................................    $  75,460           106,221     $    0.71
   Impact of convertible notes..............................................        5,672            10,334
   Dilutive effect of options...............................................          --                 41
                                                                                ---------    --------------     ---------
   Diluted earnings per share...............................................    $  81,132           116,596     $    0.70
                                                                                =========    ==============     =========

12.  STOCK COMPENSATION PLANS

         1998 Director Option Plan. A total of 300,000 shares of common stock have been reserved for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary. Generally, the Director Plan provides for an initial grant of options to purchase 15,000 shares of common stock to each new non-employee director of the company when such individual first becomes an Outside Director. In addition, each non-employee director will automatically be granted subsequent options to purchase 5,000 shares of common stock on each date on which such director is re-elected by the stockholders of the company, provided that as of such date such director has served on the Board of Directors for at least six months. The exercise price of the options is 100% of the fair market value of the common stock on the grant date. The term of each option is ten years and each option granted to an non-employee director vests over a three year period. The Director Plan will terminate in January 2008 unless sooner terminated by the Board of Directors.

         1998 Stock Plan. The 1998 Stock Plan generally provides for the grant to employees, directors and consultants of stock options and stock purchase rights. Unless terminated sooner, the 1998 Plan will terminate automatically in January 2008. A total of 5,000,000 shares have been reserved for issuance under the 1998 Stock Plan with provision for an annual replenishment to bring the share reserved for issuance under the plan to 5,000,000 shares as of each January 1.

         Unless determined otherwise by the Board of Directors or a committee appointed by the Board of Directors, options and stock purchase rights granted under the 1998 Plan are not transferable by the optionee. Generally, the exercise price of all stock options granted under the 1998 Plan must be at least equal to the fair market value of the shares on the date of grant. In general, the options granted will vest over a four year period and the term of the options granted under the 1998 Plan may not exceed ten years.

         1998 Stock Option Plan for French Employees. Unless terminated sooner, the French Plan will continue in existence until 2003. The French Plan provides for the granting of options to employees of our French subsidiaries. A total of 250,000 shares of common stock have been reserved for issuance under the French Plan with provision for an annual replenishment to bring the share reserved for issuance under the plan to 250,000 shares as of each January 1. In general, stock options granted under the French Plan vest over a four year period, the exercise price for each option granted under the French Plan shall be 100% of the fair market value of the shares of common stock on the date the option is granted and the maximum term of the option must not exceed ten years. Shares subject to the options granted under the French Plan may not be transferred, assigned or hypothecated in any manner other than by will or the laws of descent or distribution before the date which is five years after the date of grant.

         A summary of the status of the stock option plans follows:

                                                                                                                 WEIGHTED AVERAGE
                                                                                                NUMBER            EXERCISE PRICE
                                                                                               OF SHARES            PER SHARE
                                                                                               ---------            ------------

    Balance at January 1, 1998..........................................................                --                --
    Granted.............................................................................          3,974,200         $   10.01
    Exercised...........................................................................                --                --
    Cancelled...........................................................................            150,300         $   11.00
                                                                                             --------------         ---------
    Balance at December 31, 1998........................................................          3,823,900         $    9.97
    Granted.............................................................................          1,468,450         $   10.62
    Exercised...........................................................................             75,534         $   10.49
    Cancelled...........................................................................            151,268         $    9.91
                                                                                             --------------         ---------
    Balance at December 31, 1999........................................................          5,065,548         $   10.15
    Granted.............................................................................          5,168,950         $   40.15
    Exercised...........................................................................            418,388         $   10.32
    Cancelled...........................................................................            545,909         $   33.87
                                                                                             --------------         ---------
    Balance at December 31, 2000........................................................          9,270,201         $   25.48
                                                                                             ==============         =========

    Options exercisable at:
       December 31, 1998................................................................                --                --
       December 31, 1999................................................................          1,363,644         $    9.82
       December 31, 2000................................................................          2,827,380         $   10.23

    Significant option groups outstanding at December 31, 2000 and the related weighted average exercise price and remaining contractual life information are as follows:

                                                            OUTSTANDING                  EXERCISABLE           WEIGHTED
                                                                     WEIGHTED                     WEIGHTED      AVERAGE
                                                                      AVERAGE                      AVERAGE     REMAINING
                                                          SHARES      PRICE            SHARES       PRICE    LIFE (YEARS)
                                                          ------      -----            ------       -----    ------------
Options with Exercise Price of:
   $50.438 - $62.75.............................           99,150    $ 52.79              --      $    --          9.3
   $33.563 - $49.50.............................        3,760,800    $ 42.98              --      $    --          9.2
   $22.125 - $32.31.............................          621,100    $ 29.76            9,750     $  28.04         9.5
   $14.438 - $21.563............................          535,641    $ 17.83           64,142     $  18.17         9.4
   $9.06 - $13.375..............................        3,585,620    $ 10.45        2,381,659     $  10.65         7.6
   $5.66 - $8.06................................          667,890    $  5.69          371,829     $   5.69         7.9
                                                    -------------               -------------
Options outstanding at December 31, 2000........        9,270,201                   2,827,380
                                                    =============               =============

         A summary of the weighted average fair value of options at grant date granted during the year ended December 31, 2000, 1999 and 1998 follows:

                                                                                     WEIGHTED AVERAGE      WEIGHTED AVERAGE
                                                                      NUMBER          EXERCISE PRICE          GRANT DATE
                                                                     OF SHARES          PER SHARE            FAIR VALUES
                                                                   -------------       -----------            ---------
Options granted during 2000:
    Options whose exercise price equals market
       price on grant date...................................          5,168,950       $     40.15            $   22.46
                                                                   =============       ===========            =========
Options granted during 1999:
    Options whose exercise price equals market
       price on grant date...................................          1,468,450       $     10.62            $    6.33
                                                                   =============       ===========            =========
Options granted during 1998:
    Options whose exercise price is greater than
       the market price on grant date........................             42,600       $     11.00            $    2.22
                                                                   -------------       -----------            ---------
    Options whose exercise price equals market price
       on grant date.........................................          3,901,600       $      9.99            $    4.31
                                                                   -------------       -----------            ---------
    Options whose exercise price is less than
       the market price on grant date........................             30,000       $     10.34            $    4.97
                                                                   =============       ===========            =========

         In order to calculate the fair value of stock options at date of grant, we used the Black-Scholes option pricing model. The following weighted average assumptions were used:

                                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                   2000            1999          1998
                                                                                   ----            ----          ----
   Expected life (in years)....................................................        4             4            4
   Risk-free interest rate.....................................................     6.8%          5.5%         5.4%
   Volatility..................................................................      66%           75%          47%
   Dividend yield..............................................................      --            --           --

         1998 Employee Stock Purchase Plan. A total of 1,000,000 shares of common stock have been made available for sale under the Stock Purchase Plan and an annual increase is to be added on each anniversary date of the adoption of the Purchase Plan. Employees (including officers and employee directors of the company but excluding 5% or greater stockholders) are eligible to participate if they are customarily employed for at least 20 hours per week. The Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of the compensation an employee receives on each payday. Each participant will be granted an option on the first day of a two year offering period, and shares of common stock will be purchased on four purchase dates within the offering period. The purchase price of the common stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of the offering period or on the purchase date. Employees may end their participation in an offering period at any time, and participation ends automatically on termination of employment with the company. The Purchase Plan will terminate in January 2008, unless sooner terminated by the Board of Directors.

         For the years ended December 31, 2000, 1999 and 1998, employees purchased common stock shares under the stock purchase plan of 263,498, 586,755 and 0, respectively. The average estimated fair values of the purchase rights granted during the years ended December 31 2000, 1999 and 1998 based on the Black-Scholes option pricing model were $12.17, $5.65 and $1.38, respectively. The following weighted average assumptions were used:

                                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                   2000          1999          1998
                                                                                   ----          ----          ----
   Expected life (in years)....................................................     0.5           0.5          0.6
   Risk-free interest rate.....................................................    6.8%          5.4%         5.5%
   Volatility..................................................................     66%           75%          47%
   Dividend yield..............................................................     --            --           --

         We account for our stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and the Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25." Accordingly, compensation cost for stock-based plans is generally measured as the excess, if any, of the quoted market price of our company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Had we recorded compensation expense for our stock compensation plans, as provided by SFAS No. 123, "Accounting for Stock-Based Compensation," our reported net income and basic and diluted earnings per share, which reflects pro forma adjustments for income taxes for 1998, would have been reduced to the pro forma amounts indicated below:

                            FOR THE YEAR ENDED DECEMBER 31,
                            -------------------------------
                          2000           1999          1998
                       -----------    -----------   -----------
                          (in thousands except per share)
Net Income:
      As reported ...  $   154,153    $    76,719   $    70,960
      Pro forma .....  $   127,581    $    72,033   $    69,313
Earnings per share:
   Basic:
      As reported ...  $      1.06    $      0.64   $      0.67
      Pro forma .....  $      0.88    $      0.60   $      0.65
   Diluted:
      As reported ...  $      1.02    $      0.63   $      0.66
      Pro forma .....  $      0.85    $      0.59   $      0.64

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value of financial instruments has been determined using available market information and appropriate methodologies; however, considerable judgment is required in interpreting market data to develop the estimates for fair value. Accordingly, these estimates are not necessarily indicative of the amounts that we could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose us to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

         The carrying amounts reported in the balance sheet for short-term investments, due from affiliates, other accounts receivable, due to affiliates, accrued expenses and accrued income taxes approximate fair value due to the short-term nature of these instruments. The methods and assumptions used to estimate the fair value of other significant classes of financial instruments is set forth below:

         Cash and Cash Equivalents. Cash and cash equivalents are due on demand or carry a maturity date of less than three months when purchased. The carrying amount of these financial instruments is a reasonable estimate of fair value.

         Available for sale investments. The fair value of these financial instruments was estimated based on market quotes, recent offerings of similar securities, current and projected financial performance of the company and net asset positions.

         Long-term debt. The carrying amount of our total long-term debt as December 31, 2000 was $1,586 million and the fair value based on available market quotes is estimated to be $1,483 million.

14.  COMMITMENTS AND CONTINGENCIES

         We are involved in various claims incidental to the conduct of our business. Based on consultation with legal counsel, management does not believe that any claims, either individually or in the aggregate, to which we are a party will have a material adverse effect on our financial condition or results of operations.

         We are disputing certain amounts due under a technology license agreement with a third party. To date, this dispute has not involved the judicial systems. We have accrued our estimate of amounts due under this agreement. However, depending on the outcome of this dispute, the ultimate amount payable by us, as of December 31, 2000, could be up to $12.6 million.

         Net future minimum lease payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year are:

                                                                                                        December 31, 2000
                                                                                                          (in thousands)
   2001...............................................................................................    $      14,548
   2002...............................................................................................           12,627
   2003...............................................................................................            9,130
   2004...............................................................................................            5,935
   2005...............................................................................................            4,817
   Thereafter.........................................................................................           98,869
                                                                                                          -------------
         Total (net of minimum sublease income of $4,403).............................................    $     145,926
                                                                                                          =============

         Rent expense amounted to $13.7 million, $10.4 million and $7.8 million for 2000, 1999 and 1998, respectively. We lease office space in West Chester, Pennsylvania from certain of our stockholders. The lease expires in 2006. We have the option to extend the lease for an additional 10 years through 2016. Amounts paid for this lease in 2000, 1999 and 1998 were $1.2 million, $1.1 million and $1.1 million, respectively.

         We have various purchase commitments for materials, supplies and capital equipment incidental to the ordinary conduct of business. As of December 31, 2000 we had commitments for capital equipment of approximately $63 million. In the aggregate, such commitments are not at prices in excess of current market.

15.  SEGMENT INFORMATION

     In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," we have two reportable segments, packaging and test services and wafer fabrication services. These segments are managed separately because the services provided by each segment require different technology and marketing strategies.

     Packaging and Test Services. Through our three factories located in the Philippines and our four factories located in Korea, we offer a complete and integrated set of packaging and test services including IC packaging design, leadframe and substrate design, IC package assembly, final testing, burn-in, reliability testing and thermal and electrical characterization.

     Wafer Fabrication Services. Through our wafer fabrication services division, we provide marketing, engineering and support services of ASI's deep submicron CMOS foundry, under a long-term supply agreement.

     We derive substantially all of our wafer fabrication revenues from Texas Instruments (TI). Total net revenues derived from TI accounted for 14.1% and 16.5% of net revenues in 2000 and 1999, respectively. Total net revenues for services provided to TI prior to 1999 were less than 10%. Intel Corporation, accounted for approximately 14.1% and 20.6% of net revenues in 1999 and 1998, respectively. Revenues for services provided to Intel for 2000 did not exceed 10%. Our company's five largest customers collectively accounted for 34.8%, 43.6% and 41.6% of net revenues in 2000, 1999 and 1998, respectively. The companies that constitute our five largest customers have varied from year to year.

         The accounting policies for segment reporting are the same as those described in Note 1 of Notes to Consolidated Financial Statements. We evaluate our operating segments based on operating income. Summarized financial information concerning our reportable segments is shown in the following table. The "Other" column includes the elimination of inter-segment balances and corporate assets which include cash and cash equivalents, non-operating balances due from affiliates, investment in ASI and TSTC and other investments.

                                                              PACKAGING         WAFER
                                                              AND TEST        FABRICATION        OTHER          TOTAL
                                                              --------        -----------        -----          -----
                                                                                   (in thousands)
2000
   Net revenues......................................    $    2,009,701    $    377,593    $       --     $   2,387,294
   Gross profit......................................           567,381          37,755            --           605,136
   Operating income..................................           299,101          24,275            --           323,376
   Depreciation and amortization including
     debt issue costs................................           330,824           2,085            --           332,909
   Capital expenditures including by acquisition ....           883,752           1,124            --           884,876
   Total assets......................................         2,732,733          46,231        614,320        3,393,284

1999
   Net revenues......................................    $    1,617,235    $    292,737    $       --     $   1,909,972
   Gross profit......................................           319,877          29,279            --           349,156
   Operating income..................................           158,283          17,794            --           176,077
   Depreciation and amortization including
    debt issue costs.................................           178,771           1,561            --           180,332
   Capital expenditures including by acquisition.....           603,173           2,536            --           605,709
   Total assets......................................         1,391,105          37,011        326,973        1,755,089

1998
   Net revenues......................................    $    1,452,285    $    115,698    $       --     $   1,567,983
   Gross profit......................................           243,479          17,354            --           260,833
   Operating income..................................           124,462           8,274            --           132,736
   Depreciation and amortization including
     debt issue costs................................           118,676             563            --           119,239
   Capital expenditures..............................           102,142           5,747            --           107,889
Total assets.........................................           655,695          65,941        281,961        1,003,597

         The following table presents net revenues by country based on the location of the customer:

                                                                                       NET REVENUES
                                                                                       ------------
                                                                          2000              1999              1998
                                                                          ----              ----              ----
                                                                                       (in thousands)
United States....................................................    $    1,280,896    $    1,316,147    $    1,124,764
Foreign countries................................................         1,106,398           593,825           443,219
                                                                     --------------    --------------    --------------
Consolidated.....................................................    $    2,387,294    $    1,909,972    $    1,567,983
                                                                     ==============    ==============    ==============

         The following table presents property, plant and equipment based on the location of the asset:

                                                                               PROPERTY, PLANT AND EQUIPMENT
                                                                               -----------------------------
                                                                          2000              1999              1998
                                                                          ----              ----              ----
                                                                                       (in thousands)
United States....................................................    $       84,351    $       48,438    $       48,851
Philippines......................................................           579,619           448,644           366,717
Korea............................................................           813,983           362,144               --
Other foreign countries..........................................               557               542               543
                                                                     --------------    --------------    --------------
Consolidated.....................................................    $    1,478,510    $      859,768    $      416,111
                                                                     ==============    ==============    ==============

         The following supplementary information presents net revenues allocated by product family for the packaging and test segment:

                                                                                       NET REVENUES
                                                                                       ------------
                                                                          2000              1999              1998
                                                                          ----              ----              ----
                                                                                       (in thousands)
Traditional leadframe............................................    $      647,872    $      559,563    $      603,222
Advanced leadframe...............................................           508,544           412,395           342,866
Laminates........................................................           719,576           561,181           438,034
Test and other...................................................           133,709            84,096            68,163
                                                                     --------------    --------------    --------------
Consolidated.....................................................    $    2,009,701    $    1,617,235    $    1,452,285
                                                                     ==============    ==============    ==============

16.  SUBSEQUENT EVENT (UNAUDITED)

     Joint Venture with Toshiba Corporation. In January 2001, we began operating a joint venture with Toshiba Corporation providing semiconductor assembly and test services in Japan. We own 60% of the joint venture company and will acquire the remaining 40% by the end of the third year of the joint venture operation for a price to be determined based on the performance of the joint venture during the three year period but at a purchase price which can not exceed approximately $40 million subject to exchange rate fluctuations. The joint venture took over the operations of the existing assembly facility at a Toshiba facility and continues to provide packaging and test services for Toshiba under a long-term agreement

     Offering of Senior Notes. On February 9, 2001, we agreed to sell $500.0 million principal amount of our 9 1/4% senior notes due 2008 to certain purchasers in a private placement. We intend to use the net proceeds of this offering to repay amounts outstanding under our secured bank facilities, and, in certain circumstances to use a portion of the net proceeds for general corporate and working capital purposes. We currently intend to seek amendments from the secured bank facilities to relax certain of the covenants and to provide us with additional operating flexibility.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Stockholders and the Board of Directors
Amkor Technology Philippines (P1/P2), Inc.
  and Amkor Technology Philippines (P3/P4), Inc.


We have audited the accompanying combined balance sheet of Amkor Technology Philippines (P1/P2), Inc. and Amkor Technology Philippines (P3/P4), Inc., (formerly Amkor/Anam Pilipinas, Inc. and Amkor/Anam Advanced Packaging, Inc., respectively, companies incorporated under the laws of the Republic of the Philippines and collectively referred to as the "Companies") as of December 31, 2000, and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Amkor Technology Philippines (P1/P2), Inc. and Amkor Technology Philippines (P3/P4), Inc. as of December 31, 2000, and the combined results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ SyCip Gorres Velayo & Co.
    ----------------------------

Makati City, Philippines
January 18, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Amkor Technology, Inc.:

We have audited the accompanying consolidated balance sheet of Amkor Technology, Inc. and its subsidiaries as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Anam Semiconductor, Inc. ("ASI") (See Note 2), the investment in which is reflected in the accompanying 1999 financial statements using the equity method of accounting. The investment in ASI represents 2% of total assets at December 31, 1999 and the equity in its net loss represents 2% of net income before the equity in loss of investees in 1999. In addition, we did not audit the financial statements of Amkor Technology Korea, Inc., ("ATK"), a wholly-owned subsidiary, which statements reflect total assets and total operating income of 35% and 6%, respectively, of the related consolidated totals in 1999. The statements of ASI and ATK were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for ASI and ATK, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amkor Technology, Inc. and its subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
Philadelphia, Pennsylvania
February 3, 2000

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits.

23.1     Consent of PricewaterhouseCoopers LLP
23.2     Consent of SyCip Gorres Velayo & Co.
23.3     Consent Samil Accounting Corporation
23.4     Consent of Arthur Andersen LLP
23.5     Consent of Siana Carr and O'Connor, LLP
23.6     Consent of Ahn Kwon & Company

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            AMKOR TECHNOLOGY, INC.

                                            By: /s/ KENNETH T. JOYCE
                                            ------------------------
                                            Kenneth T. Joyce
                                            Chief Financial Officer

                                            Dated: February 16, 2001